MDU Resources Announces Third Quarter Earnings

BISMARCK, ND - October 24, 2003 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the three months ended September 30, 2003, showing consolidated earnings of $65.3 million compared to $53.7 million for the same period last year. Earnings per common share, diluted, totaled 86 cents, compared to 75 cents per common share, diluted, for the third quarter of 2002.

Earnings for the nine months ended September 30, 2003, totaled $128.6 million or $1.72 per common share, diluted. Earnings for the first nine months of 2002 totaled $101.9 million or $1.44 per common share, diluted. However, 2003 earnings reflect a $7.6 million after-tax  noncash transition charge to earnings reflecting the cumulative effect of the change in accounting for asset retirement obligations as required by the adoption of Statement of Financial Accounting Standards No. 143. In addition, 2002 earnings included the effects of a compromise agreement that resulted in a $16.6 million after-tax gain. Excluding the 2003 $7.6 million accounting charge and the 2002 $16.6 million effect of the compromise agreement, 2003 earnings would have totaled $136.1 million or $1.82 per common share, diluted, versus $85.3 million or $1.21 per common share, diluted, for the first nine months of 2002.

In the third quarter of 2003, the company adopted the fair value recognition provisions of  SFAS No. 123, "Accounting for Stock-Based Compensation," and began expensing the fair market value of stock options for all awards granted on or after January 1, 2003. The adoption of this accounting statement did not have a significant effect on third quarter 2003 earnings.

The company is maintaining its 2003 earnings per share guidance. Projected earnings per common share, diluted, for 2003, are expected to be in the range of $2.10 to $2.35, including the cumulative effect of the $7.6 million after-tax accounting change. Earnings per common share, diluted, before the cumulative effect of the accounting change are expected to be in the range of $2.20 to $2.45. Projections on earnings per common share, diluted, for 2004 are in the range of $2.25 to $2.45.

"We are quite pleased with our earnings results for this quarter and continue to be confident in our ability to achieve our 2003 earnings goals," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "Energy prices have been strong and our construction materials businesses have experienced an even better year than 2002. Employee focus on our sound strategy continues to benefit our stakeholders. Our diversified asset base and strong balance sheet have us well positioned to provide earnings growth into the future."

QUARTERLY PERFORMANCE SUMMARY

Construction Materials and Mining
Earnings for the third quarter of 2003 for this business segment totaled $36.1 million, compared to $33.4 million for the same period last year. New acquisitions, higher ready-mixed concrete volumes and margins, as well as higher aggregate volumes contributed to the earnings gain. Lower asphalt volumes and margins, due in part to higher asphalt oil costs, partially offset the gains, as did higher selling, general and administrative expenses.

Natural Gas and Oil Production

Earnings at this segment were $16.5 million for the third quarter of 2003, compared to $6.9 million for the same period last year. The increase was the result of realized natural gas prices that were 58 percent higher and realized oil prices that were 10 percent higher than the third quarter of 2002. In addition, the company's combined natural gas and oil production increased 7 percent, primarily from enhanced natural gas production in the Rocky Mountain area. The price and production gains were somewhat offset by higher depreciation, depletion and amortization expense, as well as higher lease operating expenses due partly to increased production.

Electric
Electric segment earnings for the three months ended September 30, 2003, totaled $6.3 million, compared to third quarter 2002 earnings of $4.5 million. Higher wholesale electric volumes and prices due to a stronger wholesale market combined with higher realized retail revenues were partially offset by higher operation and maintenance expenses, including higher pension and medical costs.

Natural Gas Distribution
This segment experienced a normal seasonal loss for the third quarter. The loss of $2.5 million in 2003 compares to a loss of $2.6 million in the same period of 2002. Rate relief approved by various public service commissions was largely offset by higher operation and maintenance costs, including higher pension and medical costs.

Utility Services
Earnings from this segment were $1.7 million for the third quarter of 2003, compared to earnings of $1.6 million for the same period in 2002. Earnings improvements at existing operations as well as earnings from an acquisition since the comparable period last year, were partially offset by higher selling, general and administrative expenses.

Pipeline and Energy Services
This segment's earnings totaled $4.6 million for the third quarter of 2003 compared to $5.8 million in the third quarter of 2002. Higher transportation and gathering rates and lower financing-related costs were more than offset by lower volumes transported to storage and higher operation and maintenance expenses, including higher compressor-related materials costs and property insurance costs.

Independent Power Production and Other
Earnings were $2.6 million for the quarter compared to $4.1 million for the same period last year. The Colorado and California generating facilities continue to contribute to 2003 earnings. The Brazilian operations had higher margins due to higher capacity revenues resulting from all four units being in operation compared to only two operational units for the same period in 2002.  However, the gains were offset by the effects of foreign currency exchange fluctuations, including their effect on the value of the embedded derivative in the electric power contract.

Corporate News

John K. Wilson, 48, president of Durham Resources, LLC, was named to the board of directors in August 2003. He will stand for election at the next annual meeting of MDU Resources Stockholders in April 2004. Durham Resources is a privately held financial management company. Wilson also serves as president of the Durham Foundation.

In August 2003, the MDU Resources Board of Directors increased the common stock dividend to 25.5 cents per share, a 6.3 percent increase from the previous quarterly dividend of 24 cents. This results in a 6 cents per share annualized increase. The Board also voted to split the common stock of the company on a three-for-two basis. The stock split will be effected in the form of a 50 percent stock dividend on October 29, 2003, for shareholders of record on October 10, 2003. The indicated quarterly dividend, after the effect of the three-for-two stock split, will be 17 cents per common share or an annualized dividend rate of 68 cents per share.

The company will host a webcast on October 24, 2003, beginning at 12:00 noon CDT to discuss third quarter results and earnings guidance. The event can be accessed at www.mdu.com. An audio replay will be available through October 31, 2003. The dial in number for replay is (888) 203-1112; confirmation code 716232.

In addition, on Tuesday, October 28, 2003, the company will webcast its presentation at the EEI Financial Conference. This webcast begins at 10:15 am CST and can also be accessed at www.mdu.com.

Replays will be available approximately two hours after the conclusion of the live presentations.

OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries over the next few years and other matters for each of the company's businesses. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Risk Factors and Cautionary Statements that May Affect Future Results." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

MDU Resources Group, Inc.

  Earnings per common share for 2003, diluted, before the cumulative effect of the change in accounting for asset retirement obligations as required by the adoption of Statement of Financial Accounting Standards No. 143, are projected in the range of $2.20 to $2.45. Including the $7.6 million after-tax cumulative effect of the accounting change, 2003 earnings per common share, diluted, are projected to be in the range of $2.10 to $2.35.

  Earnings per common share for 2004, diluted, are projected in the range of $2.25 to $2.45.

  The company will consider issuing equity from time to time to keep debt at the nonregulated businesses at no more than 40 percent of total capitalization.

  Excluding unidentified future acquisitions, the company anticipates investing approximately $510 million and $375 million in capital expenditures during 2003 and 2004, respectively.

  The company's long-term compound annual growth goals on earnings per share from operations are in the range of 6 percent to 9 percent.

Electric

  In May 2003, an electric rate case was filed with the North Dakota Public Service Commission requesting an increase of $7.8 million annually, or 9.1 percent. A final order on this case is expected in January 2004.

  In August 2003, an electric rate case was filed with the Montana Public Service Commission requesting an increase of $3.3 million annually, or 10.7 percent. This case was recently withdrawn due to concerns expressed by the Commission and the Montana Consumer Council related to the case test period. It is the company's intent to file a new case.

  Regulatory approval has been received from the North Dakota Public Service Commission and the South Dakota Public Utilities Commission on the company's plans to purchase energy from a 20-megawatt wind energy farm in North Dakota. This wind energy farm is expected to be on line early to mid 2004.

  The company expects to build or acquire an additional 80 megawatts of capacity in the 2007 through 2009 timeframe. The costs of these projects are expected to be recovered in rates and will be used to meet the utility's need for additional generating capacity.

  The company is working with the state of North Dakota to determine the feasibility of constructing a 250-megawatt to 500-megawatt lignite-fired power plant in western North Dakota. The next preliminary decision on this matter is expected later this year.

Natural Gas Distribution

  Annual natural gas throughput for 2003 and 2004 is expected to be approximately 52 million decatherms per year.
  In December 2002, a natural gas rate case was filed with the South Dakota Public Utilities Commission requesting an increase of $2.2 million annually, or 5.8 percent. A settlement has been reached with the staff calling for an increase of $1.3 million annually. The settlement must be approved by the Commission before it can become effective and a final order is expected later this year.
  A natural gas rate case was filed in October 2002 with the Minnesota Public Utilities Commission. The requested increase was $1.6 million annually, or 6.9 percent above current rates. An interim increase was implemented in December 2002 for $1.4 million annually. An order approving a settlement for an annual increase of $1.1 million has been received from the Commission. The implementation date of the final rate changes has not been determined.

Utility Services

  Revenues for this segment are expected to be in the range of $425 million to $475 million in 2003 and $450 million to $500 million in 2004.
  The company anticipates margins in 2003 to decrease from 2002 levels; however, margins are anticipated to increase in 2004 as compared to projected 2003 levels.

Pipeline and Energy Services

  In 2003, natural gas throughput from this segment, including both transportation and gathering, is expected to be comparable to 2002 record levels. In 2004, total throughput is expected to increase approximately 25 percent over projected 2003 levels largely due to the Grasslands Pipeline being in service. Transportation rates are expected to decline due to the estimated effects of a Federal Energy Regulatory Commission rate order received in July 2003.

  Pipeline construction began in mid-August on the 253-mile Grasslands Pipeline project. The in-service date for this project is expected to be in the mid-November to December 1, 2003, timeframe.

Natural Gas and Oil Production

  In 2003, this segment expects a combined natural gas and oil production increase of approximately 10 percent to 12 percent over record 2002 levels. In 2004, the company expects a combined production increase of approximately 10 percent over projected 2003 levels.

  This segment expects to drill more than 400 wells in 2003 and approximately 400 wells in 2004.

  Estimates for average natural gas prices in the Rocky Mountain region for November and December 2003, reflected in the company's 2003 earnings guidance, are in the range of $3.50 to $4.00 per Mcf. The company's estimates for natural gas prices on the NYMEX for November and December 2003, reflected in the company's 2003 earnings guidance, are in the range of $4.25 to $4.75 per Mcf. During 2002, more than half of this segment's natural gas production was priced using Rocky Mountain or other non-NYMEX prices.

  For 2004, the company's estimate for natural gas prices in the Rocky Mountain region are in the range of $3.00 to $3.50 per Mcf, and estimates for natural gas prices on the NYMEX are in the range of $4.00 to $4.25 per Mcf.

  Estimates of NYMEX crude oil prices for October through December 2003, reflected in the company's 2003 earnings guidance, are in the range of $22 to $27 per barrel.

  Estimates of NYMEX crude oil prices for 2004 are projected in the range of $24 to $28 per barrel.

  The company has hedged a portion of its 2003 production primarily using collars that establish both a floor and a cap. The company has entered into agreements representing approximately 45 percent to 50 percent of 2003 estimated annual natural gas production. The agreements are at various indices and range from a low CIG index of $2.94 to a high Ventura index of $4.76 per Mcf. CIG is an index pricing point related to Colorado Interstate Gas Co.'s system and Ventura is an index pricing point related to Northern Natural Gas Co.'s system.

  The company has hedged a portion of its 2003 oil production. The company has entered into agreements at NYMEX prices with floors of $24.50 and caps as high as $28.12, representing approximately 30 percent to 35 percent of 2003 estimated annual oil production.

  The company has hedged a portion of its 2004 estimated annual natural gas production. The company has entered into agreements representing approximately 10 percent to 15 percent of 2004 estimated annual natural gas production. The agreements are at various indices and range from a low CIG index of $3.75 to a high NYMEX index of $5.20 per Mcf.

Construction Materials and Mining

  Excluding the effects of unidentified future acquisitions, aggregate and ready-mixed concrete volumes in 2003 are expected to increase over record levels achieved in 2002, while asphalt volumes are expected to be comparable to 2002 levels. Ready-mixed concrete and aggregate volumes in 2004 are expected to be comparable to projected 2003 levels, while asphalt volumes are expected to increase over those projected for 2003.

  Revenues for this segment in 2003 are expected to increase by approximately 10 percent to 15 percent as compared to 2002 record levels. Revenues in 2004 are expected to increase by approximately 5 percent to 10 percent over projected 2003 levels.

Independent Power Production and Other

  Earnings projections in 2003 and 2004 for independent power production and other operations include the estimated results from the wind-powered electric generation facility in California, the natural gas-fired generating facilities in Colorado, and the company's 49-percent ownership in a 220-megawatt natural gas-fired generation project in Brazil. Earnings are expected to be in the range of $9 million to $14 million in 2003 and $18 million to $23 million in 2004.

  The company is finalizing plans for the construction of a 113-megawatt coal-fired development project in Hardin, Montana. Based on demand and power pricing in the Northwest, the plant will be built on a merchant basis. Efforts will continue towards securing a contract for the off-take of the plant. The company is optimistic that this plant will be under contract by the time of plant completion. The projected plant on-line date for this project is late 2005.

Use of Non-GAAP Financial Measure

Where noted in the press release, the company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), has provided non-GAAP earnings data that reflect adjustments to exclude a 2002 $16.6 million after-tax gain arising from a compromise agreement. The company believes that this non-GAAP financial measure is useful to investors because the item excluded is not indicative of the company's continuing operating results. Also, the company's management uses this non-GAAP financial measure as an indicator for planning and forecasting future periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Risk Factors and Cautionary Statements that May Affect Future Results

The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

  The recent events leading to the current adverse economic environment may have a general negative impact on the company's future revenues and may result in a goodwill impairment for Innovatum, Inc., an indirect wholly owned subsidiary of the company. At September 30, 2003, goodwill at Innovatum was approximately $8.3 million.

  The company relies on financing sources and capital markets. The company's inability to access financing may impair the company's ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth.

  The company's natural gas and oil production business is dependent on factors, including commodity prices, which cannot be predicted or controlled.

  Some of the company's operations are subject to extensive environmental laws and regulations that may increase its costs of operations, impact or limit its business plans, or expose the company to environmental liabilities. Certain of the company's subsidiaries and properties are the subject of various lawsuits brought by environmental groups in connection with the company's natural gas development activities.

  The company is subject to extensive government regulations that may have a negative impact on its business and its results of operations.

  The company is finalizing plans for the completion of construction of a 113-megawatt coal-fired electric generation station in Hardin, Montana. The plant will be built on a merchant basis and the projected plant on-line date for this project is late 2005. Unanticipated events could delay completion of construction, start-up and operation of the project. Changes in the market price for power from the company's projections could also negatively impact earnings to be derived from the project.

  The value of the company's investment in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

  Competition is increasing in all of the company's businesses.

  Weather conditions can adversely affect the company's operations and revenues.

  Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

    Acquisition and disposal of assets or facilities

    Changes in operation and construction of plant facilities

    Changes in present or prospective generation

    Changes in anticipated tourism levels

    The availability of economic expansion or development opportunities

    Population growth rates and demographic patterns

    Market demand for energy from plants or facilities

    Changes in tax rates or policies

    Unanticipated project delays or changes in project costs

    Unanticipated changes in operating expenses or capital expenditures

    Labor negotiations or disputes

    Inflation rates

    Inability of the various contract counterparties to meet their contractual obligations

    Changes in accounting principles and/or the application of such principles to the company

    Changes in technology and legal proceedings

    The ability to effectively integrate the operations of acquired companies

For a further discussion of these risk factors and cautionary statements, refer to the Introduction of the company's most recent Form 10-Q and to Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary Statements that May Affect Future Results.

MDU Resources Group, Inc., a member of the S&P MidCap 400 Index, provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, electric and natural gas utilities, a natural gas pipeline, domestic and international independent power production, utility services and energy services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

* * * * * * * *

Contacts:
Warren L. Robinson - Executive Vice President, Treasurer and Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959

MDU Resources Group, Inc.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(In millions, where applicable) (Unaudited)
Consolidated Statements of Income
Operating revenues:
Electric	$ 47.9	$ 41.5	$ 131.7	$ 117.9
Natural gas distribution	27.7	16.8	181.1	122.7
Utility services	116.1	113.4	328.7	338.1
Pipeline and energy services	61.4	27.6	178.8	113.8
Natural gas and oil production	64.9	42.2	198.6	148.3
Construction materials and mining	426.5	378.6	811.3	701.5
Independent power production and other	10.1	.8	28.1	2.5
Intersegment eliminations	(38.5)	(8.5)	(126.2)	(70.2)
	716.1	612.4	1,732.1	1,474.6
Operating expenses:
Fuel and purchased power	16.1	14.5	44.8	41.6
Purchased natural gas sold	19.9	4.6	123.6	60.1
Operation and maintenance	494.5	445.7	1,120.4	1,023.6
Depreciation, depletion and amortization	47.7	40.6	138.7	114.5
Taxes, other than income	22.2	16.8	61.3	47.6
	600.4	522.2	1,488.8	1,287.4
Operating income:
Electric	12.2	9.6	27.2	22.4
Natural gas distribution	(3.8)	(3.9)	1.6	2.3
Utility services	3.4	3.6	9.2	8.8
Pipeline and energy services	8.7	11.5	27.2	27.2
Natural gas and oil production	28.0	12.1	91.0	62.5
Construction materials and mining	63.3	58.3	76.3	66.1
Independent power production and other	3.9	(1.0)	10.8	(2.1)
	115.7	90.2	243.3	187.2
Other income - net	2.5	6.9	11.1	11.7
Interest expense	13.6	11.8	39.3	33.3
Income before income taxes	104.6	85.3	215.1	165.6
Income taxes	39.1	31.4	78.4	63.1
Income before cumulative effect of accounting change	65.5	53.9	136.7	102.5
Cumulative effect of accounting change	---	---	(7.6)	---
Net income	65.5	53.9	129.1	102.5
Dividends on preferred stocks	.2	.2	.5	.6

Earnings on common stock:
Electric	6.3	4.5	12.9	9.6
Natural gas distribution	(2.5)	(2.6)	.4	1.0
Utility services	1.7	1.6	4.3	3.8
Pipeline and energy services	4.6	5.8	14.1	13.3
Natural gas and oil production	16.5	6.9	46.1	37.4
Construction materials and mining	36.1	33.4	41.5	34.6
Independent power production and other	2.6	4.1	9.3	2.2
	$ 65.3	$ 53.7	$ 128.6	$ 101.9
Earnings per common share - basic:
Earnings before cumulative effect of accounting change	$ .87	$ .76	$ 1.84	$ 1.45
Cumulative effect of accounting change	---	---	(.10)	---
Earnings per common share - basic	$ .87	$ .76	$ 1.74	$ 1.45

Earnings per common share - diluted:
Earnings before cumulative effect of accounting change	$ .86	$ .75	$ 1.82	$ 1.44
Cumulative effect of accounting change	---	---	(.10)	---
Earnings per common share - diluted	$ .86	$ .75	$ 1.72	$ 1.44
Dividends per common share	$ .2550	$ .2400	$ .7350	$ .7000
Weighted average common shares outstanding:
Basic	74.9	70.9	74.1	70.3
Diluted	75.6	71.3	74.6	70.8

Pro forma amounts assuming retroactive application of accounting change:
Net income	$ 65.5	$ 53.3	$ 136.7	$ 100.7
Earnings per common share - basic	$ .87	$ .75	$ 1.84	$ 1.42
Earnings per common share - diluted	$ .86	$ .74	$ 1.82	$ 1.42

Operating Statistics

Electric (thousand kWh):
Retail sales	630,208	609,860	1,760,045	1,669,575
Sales for resale	212,738	153,586	587,055	579,976

Natural gas distribution (Mdk):
Sales	3,110	3,154	25,915	26,240
Transportation	2,761	2,517	8,808	8,892

Pipeline and energy services (Mdk):
Transportation	22,914	29,910	69,893	77,013
Gathering	18,844	18,759	56,379	52,387

Natural gas and oil production:
Natural gas (MMcf)	13,470	12,219	40,367	34,571
Oil (000's of barrels)	453	486	1,380	1,469
Average realized natural gas price	$ 3.91	$ 2.48	$ 3.98	$ 2.54
Average realized oil price	$ 26.86	$ 24.44	$ 27.48	$ 22.54

Construction materials and mining (000's):
Aggregates (tons)	14,119	13,155	28,738	25,600
Asphalt (tons)	3,647	3,745	5,510	5,732
Ready-mixed concrete (cubic yards)	1,161	951	2,588	2,145

Independent power production and other:*
Net generation capacity - kW	279,600	---	279,600	---
Electricity produced and sold (thousand kWh)	103,816	---	242,410	---

Other Financial Data**
Book value per common share			$ 18.60	$ 16.80
Dividend yield (indicated annual rate)			3.0%	4.2%
Price/earnings ratio***			14.4x	12.3x
Market value as a percent of book value			181.6%	135.9%
Return on average common equity***			13.4%	11.5%
Fixed charges coverage, including preferred dividends***			4.9x	4.5x
Total assets			$ 3,333.4	$ 2,869.6
Total equity			$ 1,418.7	$ 1,215.0
Net long-term debt			$ 988.8	$ 832.5
Capitalization ratios:
Common equity			58%	58%
Preferred stocks			1	1
Long-term debt			41	41
			100%	100%

*Reflects domestic independent power production operations acquired in November 2002 and January 2003
**Reported on a year-to-date basis only
***Represents 12 months ended